EXHIBIT 99.1

UNITED CANNABIS CORPORATION SIGNS LICENSING AGREEMENT FOR CALIFORNIA WITH FOXBARRY FARMS TRIBAL DEVELOPMENT GROUP

FoxBarry Farms, LLC Will Be the Exclusive Producer and Distributor for All United Cannabis Branded Products in California

Denver, CO- January 6, 2015- United Cannabis Corporation (OTCBB: CNAB) (the “Company” or “United Cannabis”) today announced that it has signed a consulting and licensing agreement with FoxBarry Farms, LLC (“FoxBarry”), whereby FoxBarry will be the exclusive licensee and distributor of United Cannabis branded medical marijuana products in the State of California.

Agreement Highlights:

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FoxBarry will be the exclusive authorized distributor of the United Cannabis brand of medical cannabis products in the State of California

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FoxBarry has earmarked $30 million to fund all phases of the California state-wide program

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The Company will receive $200,000 in prepaid royalties for exclusive licensing rights in the State of California

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United Cannabis will provide a variety of consulting services to FoxBarry-managed operations, including cultivation, harvesting, processing and sales of medical marijuana and medical marijuana infused products

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United Cannabis will assist FoxBarry in coordinating programs with at least three different federally recognized tribes on their reservations, covering the northern, central and southern areas of California

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The first location will be located in Northern California, and operations are expected to begin in the next 30-45 days

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United Cannabis will receive a 15% royalty payment on the net sales derived under the agreement

The FoxBarry group of companies provides a variety of economic development opportunities to its Native American partners. Working directly with its tribal partners, FoxBarry provides funding and management expertise in turnkey business enterprises that work within the constructs of the laws and ordinances of the tribes.

On December 11, 2014, the Department of Justice announced that Native American tribes can grow or sell marijuana on their lands as long as they comply with the federal conditions laid out for states that have legalized medical marijuana and medical marijuana infused products.

There are more than 560 federally recognized Indian Tribes in the US, spread over 33 states, and over 100 of them are located in California. FoxBarry is currently planning programs to serve North, Central and Southern California, and has pledged $30 million to establish the initial three sites. United Cannabis will work directly with FoxBarry to develop ordinances that comply with the various statutes in Colorado, California and Washington State as well as Federal guidelines.

According to the National Organization for the Reform of Marijuana Laws (NORML), there are approximately 550,000 medical marijuana patients currently registered in California. With just over 1 million registered patients throughout the US, California represents well over half of the entire market.

Earnest Blackmon, Chief Executive Officer of United Cannabis, commented on the announcement, “What a great way to start the New Year. This partnership alone gives us access to more than half of all registered marijuana patients in the country. When you factor in Colorado and our affiliates in Nevada, we have the potential to reach nearly two thirds of the registered patients in the US; the opportunity is enormous.”

Working with FoxBarry, the Company intends to establish United Cannabis as a premier brand with the State’s medical cannabis patients. The first program will be established in Northern California, with ground breaking to occur in the next 30 days, and operations to begin in February of this year.

Under the agreement, United Cannabis has provided FoxBarry with an exclusive license to manufacture, advertise, distribute and sell United Cannabis branded marijuana, marijuana-infused products, and other authorized products, services, and articles resulting from the Company’s proprietary formulations, processes, and other intellectual property throughout the State of California. This includes branded products and services from the Company’s affiliated partnerships with DNA Genetics, EmoTek and T.H.E. Melts.

The agreement stipulates that FoxBarry will only offer United Cannabis brand medical cannabis products and services at any facility under its management within California. These include United Cannabis’ Advanced Cannabinoid Therapy Program, or A.C.T. Now, and their patent-pending Prana Bio Nutrient Medicinals. The Company will also help FoxBarry identify and train the personnel necessary to operate the program, as well as provide ongoing staff support.

Tony Verzura, United Cannabis’ Chief Technology Officer, added. “I am so pleased that FoxBarry chose United Cannabis’ formulations for their Medical Cannabis Program. We look forward to working with them to build the infrastructure that ensures they are able to offer California patients products and services of the same high quality and standards that our Colorado patients have come to depend on.”

Barry Brautman, Founder and President of the FoxBarry Companies went on to say, “We are excited to team up with United Cannabis. They bring a wealth of knowledge regarding the implementation and operation of medical cannabis programs, and their products and services are highly regarded by medical cannabis patients and caregivers. This project will be beneficial to our Tribal Partners in California, who will soon have access to a proven cannabis treatment program.”

About United Cannabis Corporation

United Cannabis Corporation was founded to advance the use of cannabinoids in medicine through research, product development and education. The Company is dedicated to improving the lives of patients through the creation of products using only the highest quality genetics, purest extractions and most effective protocols possible. The Company’s A.C.T. Now Program and patent-pending Prana Bio Nutrient Medicinals provide a comprehensive solution, designed to enable physicians and patients to design, implement and monitor effective therapy protocols.  For further information, please visit www.unitedcannabis.us.

About The FoxBarry Companies

The FoxBarry Group of companies works to generate and fund economic opportunities for its tribal partners through turn-key business enterprises that comply with tribal structures.  Current Project categories include gaming development, agricultural management and consulting, fuel distribution and financial services among others. FoxBarry currently has casino projects encompassing in excess of 4,000 slot machines in four different states in various stages of development; plans to build over ten acres of greenhouses in 2015; holds fuel distribution licenses in nine states, as well as equipment financing and other financial services. For more information on the FoxBarry Companies, please visit www.foxbarry.com

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, and are subject to Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact: Staff@UnitedCannabis.us

Phone:

303-386-7321